Exhibit 99.2

For Immediate Release	Contact Information
Friday, June 2, 2006	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company to Present at RBC Conference

     SAN ANTONIO -- June 2, 2006 -- The Exploration Company's (Nasdaq:TXCO) today announced Vice President-Capital Markets Roberto R. Thomae will present at RBC Capital Market's energy conference, set for June 5-6 in Boston. A copy of TXCO's conference presentation will be available on the Company's Web site at www.txco.com/presentation.html.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Capital Market under the symbol "TXCO."

     More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2005, and Form 10-Q for the quarter ended March 31, 2006. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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